UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 27, 2015

BAZAARVOICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35433	20-2908277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

(Address of principal executive offices, including zip code)

(512) 551-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On May 27, 2015, the Board of Directors (the “Board”) of Bazaarvoice, Inc. (the “Company”, “we” or “us”), appointed Jared Kopf as a member of the Board, effective immediately, and designated Mr. Kopf as a Class II director to stand for election at the Company’s 2016 annual meeting of stockholders. Committee membership for Mr. Kopf has not been determined at this time.

Mr. Kopf has been a private investor in technology companies since 2009. Previously he was the Vice President in Product Innovation and Corporate Strategy for Rearden Commerce, Inc., a provider of online consumer and business-oriented commerce services, from September 2011 to May 2012 and the Founder and CEO of HomeRun.com, a members-only online social buying club, from November 2009 through August 2011. Prior to founding HomeRun.com, Mr. Kopf co-founded AdRoll, Inc., an advertising technology company, in 2006, where he served as CEO from March 2006 to March 2009 and President from March 2009 to January 2010. Mr. Kopf also served as a co-founder of Slide, Inc., a social media application developer, from 2005 to 2006. Mr. Kopf received a B.A. from Stanford University. He currently serves on the board and is Chairman of AdRoll.

Mr. Kopf is covered by our outside director compensation policy as described in our Notice of 2014 Annual Meeting of Stockholders filed with the SEC on August 26, 2014, which description is incorporated into this Item 5.02 by reference. In accordance with the outside director compensation policy, Mr. Kopf is eligible to receive annual cash retainers for Board service, committee service and service as chairperson of a committee, an initial award of restricted stock upon joining the Board and an annual award paid in stock options or restricted stock at his election.

Mr. Kopf has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAZAARVOICE, INC.

By:	/s/ Kin Gill
Kin Gill
Chief Legal Officer, General Counsel and Secretary

Date: June 1, 2015